September 18, 2017


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77k of VanEck Vectors ETF
Trusts amended Form N-SAR, dated September 18, 2017, and we agree with the statements contained in the Changes in Registrants Certifying Accountant letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Yours truly,

/s/  COHEN & COMPANY, LTD.